EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

American Bancorp of New Jersey, Inc.
365 Broad Street
Bloomfield, NJ 07003

We consent to the incorporation by reference in Registration Statement #333-131398, #333-131397 and #333-137801 on Form S-8 filed by American Bancorp of New Jersey, Inc., of our reports dated December 8, 2006, with respect to the consolidated financial statements of American Bancorp of New Jersey, Inc. and management's assessment of the effectiveness of internal controls over financial reporting and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10-K of American Bancorp of New Jersey, Inc. for the year ended September 30, 2006 filed with the Securities and Exchange Commission.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC
December 8, 2006